EXHIBIT 99.1

Community Bancorp.

Community National Bank

NEWS RELEASE

For Immediate Release

December 22, 2022

For more information contact:

Tracy D. Roberts

VP & Marketing Director

802-487-3512

troberts@communitynationalbank.com

Delhaie—Community National Bank’s First Chief Operating and Innovation Officer

Derby, VT—Community National Bank (CNB) CEO Kathy Austin is pleased to announce the hiring of Leslie Delhaie as Executive Vice President and Chief Operating and Innovation Officer. Delhaie was also named as Vice President of Community Bancorp. at the Community Bancorp. board meeting held on December 21, 2022.

Delhaie brings over 30 years of banking and consulting experience to her new position. Her career path has been concentrated in operations, technology, strategy and project management. As a member of the bank’s Executive team, Delhaie will be responsible for overseeing Information Technology, Loan Operations and Retail Banking.

CEO and President Austin commented, “Leslie will be our first Chief Operating and Innovation Officer. We look forward to working with her to bring new innovation and organizational efficiencies to the bank. Ultimately, this will help us compete in the ever-changing financial landscape.” Delhaie shares, “I am excited to work with the exceptional CNB team as we move forward to enable systems and solutions that will continue to transform and improve the customer experience. I am also honored to join a team that is as truly committed to its community as CNB.” Leslie has relocated to the Northeast Kingdom with her 14-year-old Shih Tzu, Bella.

Community National Bank (CNB) is an independent bank that has been serving its communities since 1851. CNB has offices located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy. For more information about CNB please visit communitynationalbank.com